As submitted to the Securities and Exchange Commission on December 12, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT

SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended June 30, 2019

STREETSHARES, INC.

(Exact name of issuer as specified in its charter)

Delaware	6199	46-4390152
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(Employer Identification Number)

StreetShares Notes

(Title of each class of securities issues pursuant to Regulation A)

1900 Campus Commons Drive, Suite 200 Reston, VA 20191

Telephone: (571) 325-2966

(Address, and telephone number principal executive offices)

Part II

Item 6.

OTHER INFORMATION

Prior to November 15, 2019, StreetShares, Inc. and its subsidiaries (“StreetShares” or the “Company”) offered contract financing products to government and commercial contractors based on the total size of the contracts assigned to the Company by the customer. StreetShares’ contract financing product is not a lending product. Rather, the Company purchases invoice receivables (also referred to as, factored receivables or factored invoices) from contractors performing work on government and commercial contracts.

On November 15, 2019, the Company sold to a non-affiliated third-party certain of its factored invoice receivables having a principal balance of approximately $1,850,000.00. After November 15, 2019, the Company refinanced its remaining contract financing assets into a term loan. The Company is no longer offering to factor invoice receivables. The Company nonetheless still offers loans and lines of credit to government and commercial contractors.

1

STREETSHARES, INC. AND SUBSIDIARIES

Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

F-1

Independent Auditors’ Report

To the Board of Directors and Stockholders of

StreetShares, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of StreetShares, Inc., (a Delaware corporation) and Subsidiaries, which comprise the consolidated balance sheets as of June 30, 2019 and 2018, and the related consolidated statements of operations, changes in redeemable stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of StreetShares, Inc. and Subsidiaries as of June 30, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Tysons, Virginia

October 28, 2019

Baker Tilly Virchow Krause, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

F-2

STREETSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of June 30, 2019 and 2018

	2019	2018
Assets
Cash and cash equivalents	$12,673,723	$16,407,136
Cash Reserve for Reg. A+	1,052,550	327,654
Advances from Reg. D and Institutional investors	947,599	2,491,855
Factored receivables	2,370,319	2,567,707
Loans, net	18,995,924	8,383,994
Notes due from Reg. D and Institutional investors	176,434	139,615
Accrued interest receivable	88,474	23,010
Prepaid expenses	461,259	181,040
Property, equipment, and software, net	357,300	111,716
Other assets	191,099	63,637

Total Assets	$37,314,681	$30,697,364

Liabilities, Redeemable Stock, and Stockholders' Deficit

Liabilities
Accounts payable	$621,049	$149,511
Accrued expenses	493,510	556,341
Payable to Reg. D and Institutional investors	6,585,697	7,444,277
Payable to Reg. A+ investors	25,690,110	6,861,275
Accrued interest payable	929,112	308,045
Deferred revenue	240,790	116,350
Notes payable	350,556	347,480
Lines of credit	-	500,000
Net advances owed to stockholders	26,887	26,887
Other liabilities	371,292	151,994

Total Liabilities	35,309,003	16,462,160

Redeemable Stock
B Round Series preferred stock: $0.0001 par value; 34,785,700 shares authorized; issued and outstanding as of June 30, 2019 and 2018 (liquidation preference value of $23,316,066 as of June 30, 2019 and 2018)	22,838,775	22,838,775
A Round Series preferred stock: $0.0001 par value; 14,488,075 shares authorized; issued and outstanding as of June 30, 2019 and 2018 (liquidation preference value of $8,095,394 as of June 30, 2019 and 2018)	8,006,166	8,006,166
Series seed preferred stock: $0.0001 par value; 4,735,924 shares authorized; issued and outstanding as of June 30, 2019 and 2018 (liquidation preference value of $1,200,000 as of June 30, 2019 and 2018)	1,200,000	1,200,000

Total redeemable stock	32,044,941	32,044,941

Stockholders' Deficit
Common stock; $0.0001 par value; 82,000,000 shares authorized; 11,877,520 shares issued and outstanding as of June 30, 2019; 11,637,131 shares issued and outstanding as of June 30, 2018;	1,188	1,164
Additional paid-in capital	475,497	400,903
Accumulated deficit	(30,515,948)	(18,211,804)
Total stockholders' deficit	(30,039,263)	(17,809,737)

Total Liabilities, Redeemable Stock, and Stockholders' Deficit	$37,314,681	$30,697,364

The accompanying notes are an integral part of these consolidated financial statements.

F-3

STREETSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended June 30, 2019 and 2018

	2019	2018
Operating Revenue
Interest income	$3,084,495	$2,007,231
Auction success fees	704,127	675,891
Origination fees	102,973	16,311
Partner fees	135,000	100,000
Other loan revenue	393,827	379,333

Total operating revenue	4,420,422	3,178,766

Cost of Revenue
Interest expense	(1,892,170)	(1,748,971)
Provision for loan losses	(543,782)	(221,584)

Total cost of revenue	(2,435,952)	(1,970,555)

Net revenue	1,984,470	1,208,211

Operating Expenses
Payroll and payroll taxes	6,959,661	4,580,130
Sales and marketing	3,231,216	1,041,851
General and administrative	1,750,704	1,183,370
Professional fees	1,886,130	505,860
Processing and servicing	463,360	295,080

Total operating expenses	14,291,071	7,606,291

Other Income (Expense)
Interest earned	79,422	64,210
Interest expense	(76,037)	(225,832)
Loss on disposal of fixed asset	(1,243)	-
Other income	315	-

Total other income (expense)	2,457	(161,622)

Net Loss	$(12,304,144)	$(6,559,702)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

STREETSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Redeemable Stock and Stockholders’ Deficit

For the Years Ended June 30, 2019 and 2018

	Redeemable Stock		Redeemable Stock		Redeemable Stock		Stockholders' Deficit
	Series Seed		A Round Series		B Round Series				Additional				Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Treasury Stock		Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	Deficit
Balance, July 1, 2018	4,735,924	$1,200,000	14,488,075	$8,006,166	-	$-	10,038,617	$1,004	$413,393	-	$-	$(11,652,102)	$(11,237,705)

Issuance of Common Stock	-	-	-	-	-	-	470,199	47	25,376	-	-	-	25,423

Stock Warrants	-	-	-	-	-	-	-	-	(122,509)	-	-	-	(122,509)

Stock Compensation	-	-	-	-	-	-	-	-	70,194	-	-	-	70,194

Conversion of Convertible Promissory Notes	-	-	-	-	5,677,855	3,316,066	-	-	-	-	-	-	-

Issuance of Series B Preferred Stock	-	-	-	-	29,107,845	20,000,000	-	-	-	-	-	-	-

Direct Cost of Preferred Stock Issued	-	-	-	-	-	(477,291)	-	-	-	-	-	-	-

Exercise of Warrants to Purchase Common Stock	-	-	-	-	-	-	1,128,315	113	14,449	-	-	-	14,562

Net Loss	-	-	-	-	-	-	-	-	-	-	-	(6,559,702)	(6,559,702)

Balance, June 30, 2018	4,735,924	$1,200,000	14,488,075	$8,006,166	34,785,700	$22,838,775	11,637,131	$1,164	$400,903	-	$-	$(18,211,804)	$(17,809,737)

Issuance of Common Stock	-	-	-	-	-	-	240,389	24	7,956	-	-	-	7,980

Stock Warrants	-	-	-	-	-	-	-	-	(2,260)	-	-	-	(2,260)

Stock Compensation	-	-	-	-	-	-	-	-	68,898	-	-	-	68,898

Net Loss	-	-	-	-	-	-	-	-	-	-	-	(12,304,144)	(12,304,144)

Balance, June 30, 2019	4,735,924	$1,200,000	14,488,075	$8,006,166	34,785,700	$22,838,775	11,877,520	$1,188	$475,497	-	$-	$(30,515,948)	$(30,039,263)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

STREETSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2019 and 2018

	2019	2018
Cash Flows from Operating Activities
Net loss	$(12,304,144)	$(6,559,702)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	81,701	25,370
Loss on disposal of fixed assets	1,243	-
Stock compensation expense	68,898	70,194
Warrant expense	(2,260)	(122,509)
Provision for loan losses	543,782	221,584
Interest on convertible notes	-	139,463
Changes in assets and liabilities:
Factored receivables	199,118	(2,440,567)
Cash Reserve for Reg. A+	(724,896)	(148,793)
Advances from Reg. D and Institutional investors	1,544,256	(1,459,164)
Notes due from Reg. D and Institutional investors	(36,819)	191,165
Prepaid expenses and other assets	(407,681)	(95,657)
Loans	(11,201,203)	340,238
Accrued interest receivable	(65,464)	8,652
Deferred revenue	124,440	61,569
Accounts payable	471,538	(41,705)
Accrued expenses	(62,831)	347,189
Payable to Reg. D and Institutional investors	(814,819)	(911,963)
Payable to Reg. A+ investors	18,828,835	4,785,400
Accrued interest payable	621,067	236,890
Other liabilities	218,298	81,796

Net cash used in operating activities	(2,916,941)	(5,270,550)

Cash Flows from Investing Activities
Purchase of property, equipment, and software	(328,528)	(41,119)

Net cash used in investing activities	(328,528)	(41,119)

Cash Flows from Financing Activities
Draws and (payments) on lines of credit	(500,000)	500,000
Notes payable	3,076	340,311
Decrease in net advances owed to stockholders	-	(1,335)
Issuance of common stock	7,980	39,985
Issuance of series B preferred stock	-	20,000,000
Series B closing cost	-	(477,291)
Early exercise of stock options	1,000	9,288

Net cash provided by (used in) financing activities	(487,944)	20,410,958

Net Increase (Decrease) in Cash and Cash Equivalents	(3,733,413)	15,099,289

Cash and Cash Equivalents, beginning of year	16,407,136	1,307,847

Cash and Cash Equivalents, end of year	$12,673,723	$16,407,136

Supplemental Information
Cash paid for interest	$1,347,140	$1,598,450

Non-cash Financing Transactions:
Conversion of convertible debt to series seed preferred stock	$-	$(3,316,066)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 1 - Organization

StreetShares, Inc. was incorporated on December 3, 2013 under the laws of the state of Delaware. StreetShares, Inc. wholly owns and operates five subsidiaries: StreetShares Lending Company, LLC (“SSLC”), a Delaware limited liability company, which was formed on July 15, 2013; StreetShares Investor Interest Holding, LLC (“SSIIH”) which had a name change to StreetShares Funding, LLC (“SSF”) on December 10, 2015, a Delaware limited liability company, which was formed on October 28, 2014; StreetShares Investors Servicing, LLC (“SSIS”), a Delaware limited liability company, which was formed on December 8, 2015; STR Co-Investment, LLC (“STR”), a Delaware limited liability company, which was formed on December 8, 2015, StreetShares Public Investor Holdings, LLC (“SSPIH”), a Delaware limited liability company, which was formed on January 13, 2017, and shall each have an indefinite life pursuant to its operating agreements. The accompanying consolidated financial statements include the accounts of StreetShares, Inc., SSLC, SSF, SSIS, STR and SSPIH. Collectively, these entities are known as “the Company”.

The Company began operations on July 15, 2013, which primarily included start-up and organizational activities. The Company originated its first loan in July 2014.

The Company’s principal activity is providing business financing products to small businesses located throughout the United States. The Company offers loans from $2,000 to $250,000 for terms of three months, six months, one year, 18 months, two years, and three years. The Company purchases invoice receivables from small businesses with U.S. Federal and State Government contracts and highly rated companies, usually in the Fortune 500. The amount of each invoice receivable purchase is determined based on the total size of the assigned contract and invoices purchased have ranged from $600 to $7,000,000 since inception.

The Company makes an investment representing a portion of every approved loan or line and places the remaining portion for auction on their marketplace. Prior to July 1, 2018, the Company placed a portion of every factored invoice in the marketplace. The Company uses their technology and data analytics to aggregate data about the small business and its owner, assess the creditworthiness of both, approve or deny their loan request, and then price the loan accordingly. Potential regulation D (“Reg. D”) loan investors bid an amount of the loan at the interest rate specified by the Company. Institutional investors (lenders) also make investments in each loan or line in the amount and at the interest rate specified by their agreements with the Company.

The Company qualified for Regulation A+ (“Reg. A+”) from the Security and Exchange Commission (“SEC”) on February 17, 2016 to offer StreetShares Notes (marketed as “Veteran Business Bonds” and sometimes referred to as “VBB”) to investors.

As an early stage, venture-funded company that is not yet profitable, we rely heavily on capital investments to fund our operations. Based on our current financial situation, it is possible we will require additional capital within the next 12 months beyond our currently anticipated amounts to fund the operations of the Company. The Company is currently, and consistently, engaged in ongoing discussions with providers who have the financial wherewithal to provide such funding. Notwithstanding these discussions, additional capital may not be available on reasonable terms, or at all. In the event the Company is not able to acquire funding, there are several options that can be enacted that would allow the Company to achieve a break-even state or help prolong the duration of the Company until funding can be obtained. These options include, but are not limited to, scaling back of marketing efforts significantly, scaling back of human resources significantly, obtaining additional debt financing, asset and or business unit divestitures, and the potential sale of the Company at a discount.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation - The Company prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of StreetShares, Inc. as well as the accounts of their wholly-owned subsidiaries, SSLC, SSF, SSIS, STR, and SSPIH. All significant intercompany balances and transactions have been eliminated in consolidation. The Company consolidates the financial statements of all entities in which it has a controlling financial interest. The Company has concluded that it does not have investments in any variable interest entities (“VIE”).

F-7

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 2 - Summary of Significant Accounting Policies - Continued

Use of Estimates - The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Significant estimates include, but are not limited to, allowance for loan losses, stock-based compensation expense, valuation of warrants, capitalized software development costs, the useful lives of fixed assets, and the valuation of deferred tax assets. The Company bases its estimates on historical experience, current events, third party valuations and opinions, and other factors they believe to be reasonable. These estimates and assumptions are inherently subjective in nature; actual results may differ from the estimates and assumptions and such differences may be material.

Cash and Cash Equivalents - The term cash, as used in the accompanying consolidated financial statements, includes currency on hand and checking, saving, and money market accounts held with financial institutions. The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be a cash equivalent. Interest bearing and non-interest bearing accounts held in an insured institution are aggregated and guaranteed by the Federal Deposit Insurance Corporation up to $250,000. The Company maintains its cash in bank accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk.

Cash Reserve for Reg. A+ - The Company holds a cash reserve to cover losses on assets funded by Reg. A+ investors. The reserve is funded quarterly based upon the predicted twelve months future losses on the portion of the portfolio funded by the Reg. A+ proceeds.

Advances from Reg. D and Institutional Investors - The Company requires cash deposits from prospective Reg. D investors in anticipation of their participation in future loan auction activities. Institutional investors may also provide cash deposits if specified in their agreements with the Company. Reg. D and Institutional (“Reg. D and Institutional”) investor deposits, if not bid in an auction, are refundable and, accordingly, are included as a component of Payable to Reg. D and Institutional investors on the consolidated balance sheet.

Loans - The Company values their loans at the principal balance outstanding reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet date.

Allowance for Loan Losses - The allowance for loan losses (“ALL”) is established through periodic charges to the provision for loan losses. Loan losses are charged against the ALL when the Company believes that the future collection of principal is unlikely. Subsequent net recoveries, if any, are credited to the ALL.

We calculate the predicted losses on the current portfolio of loans and advanced invoices. The Predicted Loss Rate (PLR) for each asset is determined by the credit department. The PLR is multiplied by the remaining principal of the corresponding asset. The aggregate predicted losses are reviewed on a monthly basis by the credit and finance department to make adjustments. In determining the PLR for each asset and the aggregate predicted losses, we consider credit factors such as those described in the next paragraph. The resulting predicted loss numbers are then booked to the balance sheet (as contra assets to the loan assets).

The Company evaluates the creditworthiness of the portfolio on an aggregated basis. The allowance is subjective, as it requires material estimates, including such factors as historical trends, known and inherent risks in the portfolio, adverse situations that may affect borrower’s ability to repay, and current economic conditions. Other qualitative factors considered may include items such as: uncertainties in forecasting and modeling techniques, seasonality, business conditions, and emerging trends. Recovery of the carrying value of our financial products is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our portfolio resulting in increased delinquencies and losses and could require additional provisions for credit losses, which could impact future periods. The allocation of the allowance for the loan losses between the Company and the Reg. D and Institutional investors is determined on a pro-rata basis according to the relative principal balances outstanding funded by each party. The Reg. D and Institutional investor portion of the allowance does not affect the operations of the Company, as it is a reduction in the amount payable to Reg. D and Institutional investors, except to the extent provided in a separate agreement.

F-8

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 2 - Summary of Significant Accounting Policies - Continued

Charged-Off Loans - The Company’s loans and traditional lines of credits (“loans”) are paid back on a weekly basis. Loans are considered to be delinquent when either (i) the past-due balance is equal to or greater than three times the regular weekly payment or (ii) any amounts are 31 days or longer past due. The Company continues to accrue interest on delinquent loans. Loans are returned to current status when the Company receives all accrued principal and interest required with the original amortization schedule and any fees applied. No individual loan impairments are recorded.

When a loan or line is 150 days since the last cleared payment, the Company charges off the outstanding principal balance of the individual loan, unless an assessment is made that an individual loan should not be charged off based on the payment status and information gathered through collection efforts. Charge-offs are allocated to the Company and the Reg. D and Institutional investors on a pro-rata basis according to the relative principal balances outstanding funded by each party, except to the extent provided in a separate agreement.

Factored Receivables - In December 2016, the Company began offering advances to small businesses with direct or subcontracted US Federal and State Government contracts. In October 2017, the Company began purchasing invoice receivables from small businesses with contracts from highly rated companies, usually in the Fortune 500. Such advance payments, which are interest earning, are recorded as reductions to the amounts due to the factoring clients for the purchase of factored receivables. As of June 30, 2019 and 2018, the funds employed (factored receivables less amount due to factoring clients less ALL) were $2,370,319 and $2,567,707, respectively.

Notes due from Reg. D and Institutional Investors - The Company places bids on behalf of certain Reg. D and Institutional investors, as per agreements, on the Company’s marketplace. These bids are transferred to the Reg. D and Institutional investors platform account after a required holding period. The notes due are the amounts due to the Company from the Reg. D and Institutional investors for the bids placed on their behalf of loans in their portfolio.

Unfunded Loan Accrual and Off-Balance Sheet Exposure - The Company offers a line of credit. An accrual is recognized for the Company’s credit loss exposure on the unfunded portion of the line of credit and an expense is recorded in General and administrative expense on the consolidated statements of operations. The credit loss exposure is calculated similar to the allowance for loan losses. Effective January 1, 2019, the Company began calculating the credit loss exposure on the unfunded portion of the line of credit based on predicted funding volume by date brackets of 0-30 days, 31-60 days, and over 60 days based on historical data. Prior to January 1, 2019, and prior to any meaningful historical experience, the Company calculated the credit loss exposure on the unfunded portion of a line of credit based the predicted funding volume over the full term of the line of credit. As of June 30, 2019, approximately 44% of unfunded line of credits are predicted to fund in the first 30 days, 6% in days 31-60, and 1% over 60 days, based on the historical funding data. As of June 30, 2018, approximately 50 percent of unfunded lines of credit were predicted to be drawn over the full term of the line of credit based on historical data. As of June 30, 2019 and 2018, the Company predicts to fund approximately 70 percent and 65 percent, respectively, of the amount predicted to be drawn. Reg. D and Institutional investors have the opportunity to, but are not obligated to, fund the remaining amount predicted to be drawn.

As of June 30, 2019 and 2018, the total line of credit unfunded credit exposure was approximately $1,165,000 and $2,484,000, respectively, of which approximately $816,000 and $1,614,000, respectively, was related to the undrawn exposure predicted to be funded by the Company. As of June 30, 2019 and 2018, the total line of credit unfunded credit loss exposure was approximately $47,000 and $121,000, respectively, of which approximately $33,000 and $79,000, respectively, was related to the undrawn exposure predicted to be funded by the Company.

Property, Equipment, and Software - Property, equipment, and software (“PE&S”) consist of computers and electronics, office equipment and furniture, patents and capitalized internal-use software costs. PE&S are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are recognized over the estimated useful lives of the assets using the straight-line method. For electronics, the Company estimates a five-year useful life. All other PE&S assets are estimated to have a two to five-year useful life or the life of the lease, if shorter, for leasehold improvements.

The Company’s internally developed software includes the costs incurred to develop the website, platform, and other affiliated costs and are capitalized when the preliminary project stage is completed, the Company has authorized funding, and it is probable that the project will be completed and used to perform its intended function. Capitalized software costs primarily include salary costs for employees directly involved in the development efforts, software licenses acquired, and fees paid to outside consultants and contractors. Software development costs incurred prior to meeting the criteria for capitalization and costs incurred for training and maintenance are expensed as incurred. Certain upgrades and enhancements to existing software that result in additional functionality are capitalized. Capitalized software development costs are amortized using the straight-line method over their projected useful lives, generally two to five years.

F-9

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 2 - Summary of Significant Accounting Policies - Continued

PE&S consisted of the following:

	Estimated Useful Life	2019	2018
Computer and electronics	2-5 years	$146,427	$116,560
Office equipment, furniture, and fixtures	2-5 years	67,553	3,543
Capitalized internal-use software	life of lease	56,462	45,212
Leasehold improvements	life of lease	163,000	1,150
Patent	indefinite	78,584	27,929

		512,026	194,394
Less: accumulated depreciation and amortization		(154,726)	(82,678)

Property, Equipment, and Software, net		$357,300	$111,716

Depreciation and amortization expense for the years ended June 30, 2019 and 2018 was approximately $82,000 and $25,000, respectively.

The Company is required to assess potential impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. As of June 30, 2019 and 2018, there were no events or changes that resulted in an impairment of the Company’s long-lived assets.

Loans and Payable to Reg. D and Institutional Investors - The Company uses Member Payment Dependent Notes (“MPDNs”) to fund a portion of loans and lines of credit to borrowers. Prior to July 1, 2018, the Company used MPDNs to fund a portion of factored invoice receivables. MPDNs are unregistered securities that are dependent upon the performance of a portion of the Company’s note from the borrower. Reg. D and Institutional investors specify the amount of each asset in which to invest (if available). The term to maturity matches the term of the underlying note. If the loan performs according to its terms, the Reg. D and Institutional investors receive the principal and interest portions of the loan in proportion to their investment, less applicable servicing fees. If the loan doesn’t perform, payments to the Reg. D and Institutional investors will be limited to the pro-rata portion of any payments received prior to charge-off, according to the respective principal balances funded by the Reg. D or Institutional investor, less applicable servicing fees, except to the extent provided in a separate agreement. MPDNs are available to accredited and Institutional investors only. Some Institutional investors purchase actual loan participations and not MPDNs, in which case, the Institutional investor’s repayment terms are specified in their respective agreement with the Company.

Payable to Reg. A+ Investors - The Company offers StreetShares Notes to Reg. A+ investors at a fixed rate with a minimum investment of $25. The notes mature three years from the date of the purchase agreement. The Company uses the proceeds from Reg. A+ investors primarily to fund loans, lines of credit, and purchase factored invoice receivables. The proceeds from Reg. A+ investors are not payment dependent on any individual loans and therefore are not directly subject to the loan loss risk of any one asset.

F-10

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 2 - Summary of Significant Accounting Policies - Continued

As of June 30, 2019 future annual maturities of notes due to Reg. A+ investors were as follows:

Period Ending June 30	Amount
2020	$857,925
2021	2,713,150
2022	21,992,835
2023	126,200

$25,690,110

Revenue Recognition - The Company generates revenue primarily through interest, auction success fees, origination fees, and service fees on its lending products. Interest income on lending assets is calculated based on the contractual interest rate of the loan and recorded as interest income as earned. The Company allows borrowers to “prepay” the principal balance of their loans without having to pay the future expected interest. The Company, however, requires collection of the interest accrued through the next expected payment date, if applicable. Service fees are fees charged to Reg. D and Institutional investors based on a percentage of the payments received from borrowers. The service fees are recorded as income when payments are received. The origination fees, relating to the portion of the loans the Company owns, are deferred and recognized over the life of the loan using the effective interest method. Origination fees collected but not yet recognized as revenue are recorded as deferred revenue. The Company views the value of the auction as being delivered upon acceptance of the loans. As such, the auction success fees, relating to the portion owned by Reg. D and Institutional investors, are recognized when received upon the funding of the loans.

The Company generates revenue by charging fees for late payments, ACH return fees, and other fees charged by providers for failed payments. Generally, fees are used to cover costs incurred for collection.

The Company generates revenue on invoice receivables through interest income, factor fees, draw fees, commitment fees, and enrollment fees. Interest income on invoice receivables is calculated using the simple interest method on the daily balances of principal outstanding. Interest income, factor fees, and commitment fees are accrued until funds are received for the purchased factored receivable. Enrollment fees are recognized at the time of purchase of factored receivables. Draw fees are recognized at the time of each draw on a line of credit secured by unbilled invoices.

The Company generates revenue through transaction fees charged to Reg. A+ investors in accordance with the terms of the investor membership agreement.

Income Taxes - The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. Valuation allowances are recorded to reduce deferred tax assets to the amount the Company believes is more likely than not to be realized.

Uncertain tax positions are recognized only when the Company believes it is more likely than not that the tax position will be upheld on examination by the taxing authorities based on the merits of the position. The Company recognizes interest and penalties, if any, related to uncertain tax positions in Income tax expense on the consolidated statements of operations.

The Company files income tax returns in the United States for federal, state, and local jurisdictions. The Company is potentially subject to a tax examination for a period of three years from the date a return is originally filed or filed as amended, which as of June 30, 2019, includes all returns filed since the Company’s 2016 tax year return. No income tax returns are currently under examination by taxing authorities.

F-11

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 2 - Summary of Significant Accounting Policies - Continued

Accounting for Stock-Based Compensation - The Company’s stock-based compensation is measured based on fair value of the awards at the grant date and recognized as compensation expense on a straight-line basis over the period during which the option holder is required to perform services in exchange for the award (vesting period). The Company uses the Black-Scholes Option Pricing Model to estimate fair value of stock options. The use of the option valuation model requires subjective assumptions, including the fair value of the Company’s common stock, the expected term of the option, and the expected stock price volatility based on peer companies. Additionally, the recognition of stock-based compensation expense requires an estimation of the number of options that will ultimately vest and the number of options that will ultimately be forfeited.

Marketing Costs - All marketing costs are expensed as incurred. Marketing expense for the years ended June 30, 2019 and 2018 was approximately $2,614,000 and $798,000, respectively.

Recent Accounting Pronouncements - During May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU No. 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. During 2015 and 2016, the FASB also issued ASU No. 2015-14, which defers the effective date of ASU No. 2014-09; ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations in Topic 606; ASU No. 2016-10, “Identifying Performance Obligations and Licensing”, which clarifies the identification of performance obligations and the licensing implementation guidance; ASU No. 2016-12, “Narrow-Scope Improvements and Practical Expedients” and ASU No. 2016-20, “Technical Corrections and Improvements to Topic 606”, which both affect narrow aspects of Topic 606. Topic 606 (as amended) is effective for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The company may elect to apply the guidance earlier, but no earlier than fiscal years beginning after December 15, 2016. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. Management is currently evaluating this guidance and the impact it will have on the Company’s consolidated financial statements.

During February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” ASU No. 2016-02 requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet.  A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. ASU No. 2016-02 is effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. Management is currently evaluating this guidance and the impact it will have on the Company’s consolidated financial statements.

During March 2016, FASB issued ASU No. 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU No. 2016-09 is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements or the Notes thereto.

During June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments.” ASU No. 2016-13 requires financial assets measured at amortized cost to be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 (as amended) is effective for annual periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted for annual and interim periods beginning after December 15, 2018. Management is currently evaluating this guidance and the impact it will have on the Company’s consolidated financial statements.

F-12

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 2 - Summary of Significant Accounting Policies - Continued

During February 2018, the FASB issued ASU No. 2018-02, “Income Statement – Reporting Comprehensive Income (Topic 220) – Reclassifications of Certain Tax Effects from Accumulated Other Comprehensive Income”. ASU 2018-02 allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. Consequently, the amendments eliminate the stranded tax effects resulting from the Tax Cuts and Jobs Act and will improve the usefulness of information reported to financial statement users. However, because the amendments only relate to the reclassification of the income tax effects of the Tax Cuts and Jobs Act, the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not affected. The amendments in this Update also require certain disclosures about stranded tax effects. The ASU is effective for years beginning after December 31, 2018, with early adoption permitted. The Company has not adopted the provisions of ASU 2018-02. Management does not believe the provisions of this guidance will have a significant effect on the Company’s consolidated financial statements.

Note 3 – Loans, Factored Receivables and Payable to Reg. D and Institutional Investors

The Company’s marketplace allows borrowers, Reg. D, and Institutional investors to engage in transactions relating to StreetShares’ lending products. SSLC originates loans and lines to borrowers, while SSF purchases factored receivables and issues notes to Reg. D and Institutional investors as a means to allow the investors to invest in the associated loans and, prior to July 1, 2018, in factored receivables. Prior to August 2017, SSI purchased factored receivables. Shortly after origination the borrower loans are sold in their entirety to SSF for holding, servicing, receipt, and disbursement of received payments. SSF operates as a remote entity from SSI, as a wholly owned subsidiary whose only purpose is to hold and manage the loans and factored receivables, borrower repayments, and disbursements to investors.

As of June 30, 2019, loans outstanding, on the accompanying consolidated balance sheet, consists of the following:

	The Company Loans Outstanding	Investor Loans Outstanding	Total Loans Outstanding
Loans	$14,052,895	$5,934,969	$19,987,864
Allowance for loans losses	(695,069)	(296,871)	(991,940)

Total loans, net	$13,357,826	$5,638,098	$18,995,924

As of June 30, 2018, loans outstanding, on the accompanying consolidated balance sheet, consists of the following:

	The Company Loans Outstanding	Investor Loans Outstanding	Total Loans Outstanding
Loans	$3,836,752	$4,977,896	$8,814,648
Allowance for loans losses	(179,680)	(250,974)	(430,654)

Total loans, net	$3,657,072	$4,726,922	$8,383,994

F-13

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 3 - Loans, Factored Receivables and Payable to Reg. D and Institutional Investors - Continued

As of June 30, 2019, factored receivables outstanding, on the accompanying consolidated balance sheet, consists of the following:

	The Company Factored Receivables Outstanding	Investor Factored Receivables Outstanding	Total Factored Receivables Outstanding
Factored receivables	$2,393,846	$-	$2,393,846
Allowance for loans losses	(23,527)	-	(23,527)

Total factored receivables, net	$2,370,319	$-	$2,370,319

As of June 30, 2018, factored receivables outstanding, on the accompanying consolidated balance sheet, consists of the following:

	The Company Factored Receivables Outstanding	Investor Factored Receivables Outstanding	Total Factored Receivables Outstanding
Factored receivables	$2,365,328	$227,636	$2,592,964
Allowance for loans losses	(23,121)	(2,136)	(25,257)

Total factored receivables, net	$2,342,207	$225,500	$2,567,707

As of June 30, 2019 and 2018, payable to Reg. D and Institutional investors, on the accompanying consolidated balance sheet, consists of the following:

	2019	2018
Loans owned by Reg. D and Institutional investors	$5,934,969	$4,977,896
Factored receivables owned by Reg. D and Institutional investors	-	227,636
Allowance for loan losses for net loans	(296,871)	(250,974)
Allowance for loan losses for factored receivables	-	(2,136)
Advances from Reg. D and Institutional investors	947,599	2,491,855

Total payable to Reg. D and Institutional investors	$6,585,697	$7,444,277

As of June 30, 2019 and 2018, loans had original terms of three months, six months, one year, 18 months, two years, three years and five years. As of June 30, 2019 and 2018, factored receivables had original terms of 1-60 days.

F-14

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 3 - Loans, Factored Receivables and Payable to Reg. D and Institutional Investors - Continued

As of June 30, 2019, all loans outstanding had an average term of 19 months. Because the terms of these loans were established through marketplace auctions, the Company believes the carrying amount of these loans, and the corresponding payables to Reg. D and Institutional investors approximate their fair value.

As of June 30, 2019, all factored receivables outstanding had originated within the previous 59 days. Because these factored receivables were originated within the short term, the Company believes the carrying amount of these factored receivables approximate their fair value.

As of June 30, 2019, future annual maturities of notes due to Reg. D and Institutional investors were as follows:

Period Ending June 30	Amount
2020	$4,928,624
2021	1,541,259
2022	92,882
2023	11,611
2024	11,321

$6,585,697

As of June 30, 2019 and 2018, allowance for loan losses, on the accompanying consolidated balance sheets, consists of the following:

	The Company	Investor	Total
Allowance for loans losses - Balance as of June 30, 2017	$88,068	$419,048	$507,116

Provision for loan losses	221,584	350,750	572,334
Charge-offs, net of recoveries	(106,851)	(516,688)	(623,539)

Allowance for loans losses - Balance as of June 30, 2018	202,801	253,110	455,911

Provision for loan losses	543,782	173,684	717,466
Charge-offs, net of recoveries	(27,987)	(129,923)	(157,910)

Allowance for loans losses - Balance as of June 30, 2019	$718,596	$296,871	$1,015,467

During the years ended June 30, 2019 and 2018, there were $60,663 and $20,237, respectively, in net recoveries related to the allowance for loan losses.

Note 4 - Redeemable Stock and Stockholders’ Equity

In May 2014, the Company raised approximately $1,200,000 in equity financing from new investors through the issuance of 4,735,924 shares of Series Seed Convertible Preferred Stock (“Series Seed Preferred Stock”). Approximately 779,000 shares were issued to investors in which the Company converted promissory notes for approximately $180,000 in proceeds. The remaining shares were issued at a purchase price of $0.258 per share.

F-15

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 4 - Redeemable Stock and Stockholders’ Equity - Continued

In conjunction with the May 2014 Preferred Stock financing, the Company amended its Certificate of Incorporation and authorized the issuance of up to 21,735,924 shares of stock, 17,000,000 of which have been designated as common stock and 4,735,924 of which have been designated as preferred stock. The par value of the common stock and preferred stock is $0.0001 per share. The holders of each series of preferred stock and the holders of common stock have certain rights and privileges as described below.

In February 2016 and June 2016, the Company raised approximately $4,560,000 and $965,000, respectively, in equity financing from new investors through the issuance of a total of 9,363,289 shares of A Round Series Convertible Preferred Stock. Approximately 788,000 shares were issued to investors in which the Company converted promissory notes for approximately $340,000 in proceeds.

The remaining shares were issued at a purchase price of $0.59007 per share. Approximately 5,125,000 shares were converted from convertible debt to A Round Series Convertible Preferred Stock.

In conjunction with the February 2016 Preferred Stock financing, the Company amended its Certificate of Incorporation and authorized the issuance of up to 62,971,062 shares of stock, 40,400,000 of which have been designated as common stock and 22,571,062 of which have been designated as preferred stock. The par value of the common stock and preferred stock is $0.0001 per share. The holders of each series of preferred stock and the holders of common stock have certain rights and privileges as described below.

In January 2018, the Company raised $20,000,000 in equity financing from new investors through the issuance of 29,107,845 shares of B Round Series Convertible Preferred Stock. The remaining shares were issued at a purchase price of $0.5840 per share. Approximately 5,678,000 shares were converted from convertible debt to B Round Series Convertible Preferred Stock. As part of the B Round Series issuance, the share class is entitled to participating liquidation rights subject to certain restrictions. As of June 30, 2019 and 2018, the Company incurred direct legal costs in the issuance of the B Round Series stock totaling $0 and $477,291, respectively, which was reflected as a reduction of the carrying amount of the B Round Series preferred stock on the accompanying consolidated balance sheets.

In conjunction with the January 2018 Preferred Stock financing, the Company amended its Certificate of Incorporation and authorized the issuance of up to 136,009,699 shares of stock, 82,000,000 of which have been designated as common stock and 54,009,699 of which have been designated as preferred stock. The par value of the common stock and preferred stock is $0.0001 per share. The holders of each series of preferred stock and the holders of common stock have certain rights and privileges as described below.

The Preferred Stock is redeemable at the option of the holder. The Company has evaluated the redemption features of the Preferred Stock to determine if the Preferred Stock should be considered liabilities or mandatorily redeemable securities requiring classification as liabilities under U.S. GAAP. The Company has concluded that the Preferred Stock does not require classification as a liability. Given the potential redemption of the Preferred Stock, the Company has concluded to present the carrying value of the Preferred Stock outside of stockholders’ deficit as temporary equity and in the “mezzanine” in the accompanying consolidated balance sheets.

Stock Warrants - Warrants have a per-share exercise price of fair market value at the time of warrants issuance, as determined by the Company’s Board of Directors. The warrants are fully exercisable upon issuance and are scheduled to expire from October 2019 to August 2025.

In conjunction with the January 2018 Preferred Stock financing, the Company issued 8,233,115 warrants with conditional vesting and can terminate if certain milestones are achieved; one of such milestones may have been achieved on September 28, 2018, but the Company has not yet made a determination in this regard and reserves the right to make this determination at any time, including on or before the next milestone of June 30, 2020 or later.  The warrants have an equity classification; therefore, no liability or expense has been recorded on the accompanying consolidated balance sheets and consolidated statement of operations. As of June 30, 2019 and 2018, the fair value using the Black-Scholes methodology was approximately $1,755,000 and $999,000, respectively.

F-16

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 4 - Redeemable Stock and Stockholders’ Equity - Continued

A summary of warrant activity of the Company is as follows:

Number of
Warrants
Outstanding at June 30, 2017	1,430,763

Granted	8,305,115
Exercised	(1,128,315)
Canceled	-

Outstanding at June 30, 2018	8,607,563

Granted	-
Exercised	-
Canceled	-

Outstanding as of June 30, 2019	8,607,563

Restricted Stock - On December 3, 2013, 10,000,000 shares of common stock were issued to the three co-founders for 0.0001 per share. The shares were owned by the founders at the time of issuance. In conjunction with the February 2016 Preferred Stock financing, the Company amended the restricted stock for the remaining two co-founders (see next paragraph for third co-founder details) to 50 percent of the shares of stock vested immediately, and the remaining shares of stock was subject to the repurchase option on a monthly basis until such that 100 percent of the shares of stock was released from the repurchase option in January 2019.

Effective June 15, 2015, one of the three co-founders resigned from his position as an employee and director of the Company. The individual also surrendered 1,237,500 shares of his common stock to the Company on July 1, 2015. On July 6, 2015, the Company purchased the 1,237,500 shares of common stock back from the co-founder for 0.0001 per share. In June 2018, the individual sold 1,334,000 of his remaining shares of common stock directly to the officers of the Company.

Note 5 - Stock-Based Compensation

In December 2013, the Company adopted, and the stockholders approved the 2014 Equity Incentive Plan (“2014 EIP”). The 2014 EIP provides for the grant of incentive stock options to the Company’s employees and for the grant of non-statutory stock options to the Company’s employees, directors, advisors, and consultants. The Company was initially authorized to issue up to 1,765,000 shares of common stock. Under the 2014 EIP, stock options granted to eligible participants have a ten-year contractual life and generally vest and become fully exercisable at the end of the vesting schedule set forth in the Stock Option Grant Notice. Options under the 2014 EIP are granted with exercise prices intended to be at least equal to the grant date fair market value of the Company’s common stock, as determined by the Company’s Board of Directors. The shares are subject to repurchase by the Company in the event of termination by the grantee at a price equal to the fair market value at the time of repurchase. The 2014 EIP also provides for the issuance of restricted stock awards, restricted stock unit awards, and stock appreciation rights.

Certain employee and non-employee option agreements granted under the 2014 EIP allow for the early exercise of an option before vesting (“Early Exercise Option”); however, shares issued thereon remain subject to the restriction through the remainder of the original vesting schedule for the stock option award. The Company may repurchase an unvested Early Exercise Option at a price equal to the lower of the fair market value at the date of repurchase or the exercise price of the Early Exercise Option.

F-17

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 5 - Stock-Based Compensation - Continued

A summary of stock option activity under the 2014 EIP of the Company is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Exercise Price	Contractual
	Option Shares	per Share	Term
Outstanding as of June 30, 2017	3,865,650	$0.18	9.2 years

Granted	3,332,625	$0.14	10 years
Exercised	(470,199)	0.05	-
Canceled	(956,501)	0.21	-

Outstanding at June 30, 2018	5,771,575	0.16	9 years

Granted	1,417,150	0.13	10 years
Exercised	(240,389)	0.03	-
Canceled	(981,563)	0.17	-

Outstanding as of June 30, 2019	5,966,773	$0.16	8.5 years

A summary of vested options and unvested options expected to vest at June 30, 2019 is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Exercise Price	Contractual
	Option Shares	per Share	Term
Options at June 30, 2019
Vested and exercised	2,201,589	$0.18	8 years
Unvested and exercisable	3,765,184	0.14	8.8 years

Vested and Expected to Vest	5,966,773	$0.16	8.5 years

F-18

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 5 - Stock-Based Compensation - Continued

A summary of vested options and unvested options expected to vest at June 30, 2018 is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Exercise Price	Contractual
	Option Shares	per Share	Term
Options at June 30, 2018
Vested and exercised	1,297,600	$0.19	8.2 years
Unvested and exercisable	4,473,975	0.15	9.2 years

Vested and Expected to Vest	5,771,575	$0.16	9.0 years

A summary of grant-date fair value stock option activity of the Company is as follows:

		Weighted-
		Average
	Number of	Grant-Date
	Option Shares	Fair Value
Unvested at June 30, 2017	3,403,717	$0.09

Granted	3,332,625	$0.07
Canceled	(956,501)	0.10
Vested	(1,305,866)	0.03

Unvested at June 30, 2018	4,473,975	0.08

Granted	1,417,150	0.07
Canceled	(981,563)	0.09
Vested	(1,144,378)	0.02

Unvested at June 30,2019	3,765,183	$0.08

All stock awards made under the 2014 EIP are restricted as to transferability and to sale, and the Company has the right of first refusal on any resale of any stock owned by employees and non-employees.

The Company calculates the estimated value of options granted to both employees and non-employees, including those whose original terms have been modified, using the Black-Scholes options pricing model. The Company records the related compensation expense over the vesting life of the award, on a straight-line basis. The options pricing model includes the input of highly subjective assumptions including the expected term, volatility, risk-free interest rate, and dividend yield. The estimated expected term of an award is determined by reference to the simplified method commonly used in the absence of significant and meaningful option history. The Company has estimated the expected volatility by reference to historical volatilities of similar publicly traded companies’ common stock over the most recent period commensurate with the estimated expected term of the awards. The risk-free interest rate is based on the U.S. Treasury bond rate in effect at the time of grant. The dividend yield is based on the average dividend yield over the expected term of the option.

F-19

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 5 - Stock-Based Compensation - Continued

The fair value of each option was estimated on the date of grant using the following assumptions for grants:

	2019	2018
Stock price volatility	51%	45% - 51%
Expected term	7 years	7 years
Risk-free interest rate	1.95% - 3.09%	2.03% - 2.93%
Dividend yield	0%	0%

The Company recognized compensation expense in the amount of $68,898 and $70,194 for the years ended June 30, 2019 and 2018, respectively. The total unamortized compensation expense related to awards of $630,655 and $534,811 as of June 30, 2019 and 2018, respectively, is expected to be recognized over a weighted average remaining period of three years. As of June 30, 2019 and 2018, the Company received $1,000 and $9,288, respectively, from employees on the early exercise of unvested stock options, which is included in liabilities on the accompanying consolidated balance sheets. As of June 30, 2019 and 2018, the aggregate intrinsic value between exercise price and common stock fair value of vested, exercisable stock options is approximately $180,000 and $235,000, respectively.

Note 6 - Commitments and Contingencies

Operating Leases - On May 2, 2018, the Company entered into a 50 month lease commencing on August 13, 2018 for their corporate offices located in Reston, Virginia. The lease terminates on October 31, 2022 and calls for monthly rent payments of approximately $26,470 with four percent increase on each anniversary of the sublease commencement date.

Future minimum lease payments under non-cancelable operating leases as of the report date are as follows:

Period Ending June 30	Amount
2020	$328,861
2021	342,015
2022	355,696
2023	122,181

$1,148,753

Note 7 - Income Taxes

The Company records deferred income taxes to reflect the net tax effects of temporary differences, if any, between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. At , the Company’s net deferred tax asset consisted primarily of differences in the basis of property, equipment, and software and its taxable net operating losses available for carryforward. The Company has recorded a valuation allowance against the entire net deferred tax asset, as management believes it is more likely than not that the Company will not be able to benefit from the net deferred tax asset. As a result, the accompanying consolidated financial statements do not reflect a benefit for income taxes. As of June 30, 2019 and 2018, the Company has estimated it has a total domestic Net Operating Loss (“NOL”) for federal and state income tax purposes of approximately $8,317,000 and $4,923,000, respectively, which will begin to expire in 2034. Utilization of the Company’s domestic federal NOL may be subject to an annual limitation due to the “change of ownership” provisions of the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

F-20

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 7 - Income Taxes- Continued

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from 35 percent to 21 percent, (2) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized, and (3) bonus depreciation that will allow for full expensing of qualified property. Because the Company maintains a valuation allowance on its entire net deferred tax asset, the change in the applicable tax rate does not have any effect on the consolidated financial statements.

Note 8 - Lines of Credit

On September 28, 2017, the Company entered into an agreement with Federated Information Technologies, Inc. (“FIT”) where FIT shall provide a line of credit to the Company for up to $500,000. The Company shall pay FIT nine percent simple interest on the average daily balance of the drawn line of credit, as calculated and paid on a monthly basis. On October 5, 2017, the Company drew $500,000 on the line of credit. For the years ended June 30, 2019 and 2018, the Company recognized interest expense of $10,726 and $33,123, respectively, which is included in the Cost of Revenue on the consolidated statement of operations. As of June 30, 2019, this line has been paid in full and closed.

On September 29, 2017, the Company entered into an agreement with JNV Kids, LLC (“JNV”) where JNV shall provide a line of credit to the Company for up to the amount set forth in a schedule provided by the Company. The Company shall pay JNV nine percent simple interest on the average daily balance of the drawn line of credit, as calculated and paid on a monthly basis. On October 5, 2017, the Company drew $500,000 on the line of credit. For the years ended June 30, 2019 and 2018, the Company recognized interest expense of $0 and $14,425, respectively, which is included in the Cost of Revenue on the consolidated statement of operations As of June 30, 2018, this line was paid in full and closed.

Note 9 - Notes Payable

On July 31, 2017, the Company raised $225,000 in the form of a promissory notes offered to the Company’s Reg. D investors. In exchange for investment, Reg. D investors were offered warrants for the Company's common stock for a note at a simple interest rate of 12 percent calculated daily. The interest is payable with the full principal balance due on July 31, 2020. As of June 30, 2019, 72,000 warrants were issued. For the years ended June 30, 2019 and 2018, the Company recognized interest expense of $27,000 and $24,707, respectively, which is included in the Other Expenses on the consolidated statement of operations.

On July 31, 2017, the Company raised $100,000 in the form of a promissory notes offered to the Company’s Reg. D investors. In exchange for investment, Reg. D investors were offered priority access to a portion of loan assets on the Company’s marketplace for a note at a simple interest rate of 14 percent calculated daily. The interest is payable with the full principal balance due on July 31, 2021. For the years ended June 30, 2019 and 2018, the Company recognized interest expense of $14,000 and $12,811, respectively, which is included in the Other Expenses on the consolidated statement of operations.

On September 8, 2017, the Company entered into an agreement with FIT where FIT provided a note with a principal amount of $500,000 to the Company to be used exclusively for the factored receivables at a simple interest rate of nine percent calculated daily. The interest is payable with the full principal balance due on June 30, 2018. For the years ended June 30, 2019 and 2018, the Company recognized interest expense of $0 and $35,877, respectively, which is included in the Other Expenses on the consolidated statement of operations. As of June 30, 2018, the principal balance was paid in full.

F-21

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 9 - Notes Payable- Continued

On January 1, 2018, the Company entered into an agreement with First Insurance Funding where First Insurance Funding provided a note with a principal amount of $67,212 to the Company with a security interest in the financed insurance policies at an annual percentage rate of 4.24 percent. The financed insurance policies consist of the Company’s professional liability package. Nine monthly payments of principal and interest is due in the amount of $7,601. For the years ended June 30, 2019 and 2018, the Company recognized interest expense of $322 and $871, respectively, which is included in the other expenses on the consolidated statement of operations. As of June 30, 2019, the principal balance was paid in full.

On December 21, 2018, the Company entered into an agreement with First Insurance Funding where First Insurance Funding provided a note with a principal amount of $75,766 to the Company with a security interest in the financed insurance policies at an annual percentage rate of 4.74 percent. The financed insurance policies consist of the Company’s professional liability package. Nine monthly payments of principal and interest is due in the amount of $8,586. For the year ended June 30, 2019, the Company recognized interest expense of $871.

Note 10 - Convertible Debt

On March 6, 2017, the Company issued a convertible note in the principal balance of $3,000,000 to a related party of a Company director and on June 15, 2017, the Company issued a convertible note in the principal balance of $100,000 to a Preferred Stock Holder. The principal balance of each note, together with accrued interest of 8 percent per annum, is due to be paid at the earliest of 1) a Qualified Financing (as defined in the note agreements) through automatic conversion, see third paragraph in Note 13 for subsequent events; 2) a change in control (as defined in the note agreements); or 3) September 6, 2018. The principal and accrued interest may not be prepaid by the Company without the prior consent of the majority holders of the notes.

As of June 30, 2019, and 2018, the Company incurred interest of approximately $0 and $216,000, respectively, all of which is included in the outstanding convertible note balance as reported on the accompanying consolidated balance sheet as of June 30, 2019 and 2018. The outstanding balance of the convertible notes of $3,100,000 has been converted into Preferred B Round Shares as of June 30, 2018.

The notes converted to Company stock on January 18, 2018 in conjunction with the B Round Series equity investment primary closing. At the time of conversion, the convertible debt had $216,066 of accrued and unpaid interest, resulting in $3,316,066 converting for the issuance of 5,677,855 shares of B Round Series Convertible Preferred Stock.

Note 11 - Related Parties

Approximately $59,000 of start-up, general, and administrative expenses were incurred by the Company from the inception date which were funded by advances from the Company’s three co-founders, of which two are the Company’s primary common stockholders. As of June 30, 2019 and 2018, the Company owes such advances back to its stockholders, which are included in net advances owed to stockholders in the accompanying consolidated balance sheets.

On March 6, 2017, the Company issued a convertible note in the principal balance of $3,000,000 to a related party of a Company director and on June 15, 2017, the Company issued a convertible note in the principal balance of $100,000 to a Preferred Stock Holder. See Note 10 for convertible debt details.

On July 31, 2017, the Company’s CEO purchased a note of $25,000 and was provided with 8,000 warrants of the Company’s common stock. See first paragraph in Note 9 for note details.

On September 8, 2017, the Company entered into an agreement with FIT, in which FIT provided a note with a principal amount of $500,000 to the Company. See third paragraph in Note 9 for note details. The founder and President of FIT is a Board observer of the Company.

F-22

STREETSHARES, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of and for the Years Ended June 30, 2019 and 2018

Note 11 - Related Parties- Continued

On September 28, 2017, the Company entered into an agreement with FIT, in which FIT shall provide a line of credit to the Company. See first paragraph in Note 8 for line of credit details. The founder and President of FIT is a Board observer of the Company.

On September 29, 2017, the Company entered into an agreement with JNV, in which JNV shall provide a line of credit to the Company. See second paragraph in Note 8 for line of credit details. The managing member and President of JNV is a Director on the Board of the Company.

On March 30, 2018, the Company purchased a loan portfolio for $1,026,185 from Endeavor Capital Fund, LP (“Endeavor”). The book value of the portfolio was $1,056,213 at the time of purchase by the Company. A member of the Board of Directors of the Company has a financial interest in Endeavor.

Note 12 - Accrued Expenses

Accrued expenses as of June 30, 2019 and 2018 were comprised of the following:

	2019	2018
Accrued professional and legal fees	$236,618	$181,708
Accrued payroll	186,918	328,283
Other	69,974	46,350

Total accrued expenses	$493,510	$556,341

Note 13 - Subsequent Events

The Company has evaluated its consolidated financial statements for subsequent events through October 28, 2019 the date the accompanying consolidated financial statements were available to be issued. Other than the matters noted below, as necessary, the Company is not aware of any subsequent events which would require recognition or disclosure in the accompanying consolidated financial statements.

Effective July 2019, the Company launched a small business credit card program.

Effective August 2019, the SEC qualified the continued offering of StreetShares Notes by the Company under Reg. A+.

Effective August 2019, the Company issued $1,625,000 in convertible promissory notes, which are convertible into shares of the Company’s common stock, including a convertible promissory note in the amount of $1,000,000 issued to JNV II, Limited Partnership. Jeffrey Valcourt, who holds a board seat with the Company, has a financial interest in JNV II, Limited Partnership.

Effective September 2019, the Company raised $500,000 in the form of a promissory note payable to Federated Information Technologies, Inc. The founder and president of Federated Information Technologies, Inc. is a board observer.

Effective September 2019, the Company publicly launched StreetShares Platform, a lending-as-a-service technology that allows community banks and credit unions to make small business loans with a digital experience.

F-23

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on the 12th day of December, 2019.

STREETSHARES, INC.

By:	/s/ Mark L. Rockefeller
Name: Mark L. Rockefeller
Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mark L. Rockefeller and Lauren Friend McKelvey as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Mark L. Rockefeller	Chief Executive Officer, Director	December 12, 2019
Mark L. Rockefeller	(Principal Executive Officer)

/s/ Michael Konson	President, Director	December 12, 2019
Michael Konson	(Principal Financial & Accounting Officer)

/s/ Alexander Acree	Director	December 12, 2019
Alexander Acree

/s/ John Fruehwirth	Director	December 12, 2019
John Fruehwirth

/s/ Jeffery Valcourt	Director	December 12, 2019
Jeffery Valcourt

/s/ David Wasik	Director	December 12, 2019
David Wasik

/s/ Robert Wickham	Director	December 12, 2019
Robert Wickham

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